SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                              Knight-Ridder, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      4.    Date Filed:

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

                         [LETTERHEAD OF KNIGHT RIDDER]

Dear Shareholders:

      It is my pleasure to invite you to Knight Ridder's Annual Meeting of Shareholders.

      We will hold the meeting on Tuesday, April 24, 2001, at 9:30 a.m. in the Fairmont Hotel, 170 South Market Street, San Jose, California. The Fairmont is immediately adjacent to our corporate headquarters. In addition to the formal items of business, I will review the major developments of 2000 and answer your questions.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Knight Ridder.

      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. YOU MAY VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD BY MAIL. IF YOU ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO.

      I look forward to seeing you at the Annual Meeting.

                                                   Sincerely,


                                                   /s/ Tony Ridder

                                                   Tony Ridder
                                                   Chairman of the Board
                                                   and Chief Executive Officer

March 22, 2001

                                  KNIGHT RIDDER
                           50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113

--------------------------------------------------------------------------------

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 24, 2001

--------------------------------------------------------------------------------

Dear Shareholders:

      We will hold the 2001 Annual Meeting of Shareholders of Knight-Ridder, Inc. at 9:30 a.m. (Pacific time) at the Fairmont Hotel, 170 South Market Street, San Jose, California, on Tuesday, April 24, 2001. At this meeting, we will ask you to:

      1.    Elect three directors;

      2. Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2001;

      3. Act upon a shareholder proposal urging the Company to nominate at least two candidates for each open Board position; and

      4. Transact any other business properly before the meeting or any adjournments or postponements thereof.

      All of these items of business are more fully described in the accompanying Proxy Statement. Also enclosed is our 2000 Annual Report, which includes the Company's financial statements. Shareholders of record at the close of business on March 7, 2001 will be entitled to vote at the meeting and any adjournments or postponements thereof. A list of such shareholders will be available for inspection at the Annual Meeting and for 10 days prior to the meeting at the Company's headquarters located at 50 W. San Fernando Street, San Jose, California, between the hours of 9:00 a.m. and 5:00 p.m. (Pacific time).

      We hope you will attend the meeting. However, if you cannot, we encourage you to vote the enclosed proxy -- either by mail, telephone, or by Internet -- as soon as possible. If later you decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

      Please be assured that all proxies, ballots and votes will be kept confidential except as necessary for the independent inspector of election to tabulate the results.

                                             By Order of the Board of Directors


                                             /s/ Polk Laffoon

                                             Polk Laffoon
                                             Vice President/Corporate Relations
                                             and Corporate Secretary

March 22, 2001

                         [LETTERHEAD OF KNIGHT RIDDER]

                        PROXY STATEMENT OF KNIGHT RIDDER
                       2001 Annual Meeting of Shareholders

Information About the Meeting, Voting and Proxies

Why did you send me this Proxy Statement?

      We -- the Board of Directors of Knight Ridder -- sent you this Proxy Statement and the enclosed proxy card because we are soliciting your proxy to vote at the 2001 Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 24, 2001 at the Fairmont Hotel, San Jose, California. Certain officers, directors and other employees of the Company and D.F. King & Co. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

      This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the meeting, however, to vote your shares. You may either return the enclosed proxy card, or vote by telephone or via the Internet.

      We began mailing this Proxy Statement, along with the proxy card and Annual Report, on or about March 22, 2001 to all shareholders of record as of March 7, 2001 (the record date). On the record date, there were 73,798,579 shares of the Company's common stock and 1,110,500 shares of its Series B preferred stock outstanding. These are the Company's only classes of issued and outstanding voting stock.

Who is entitled to vote?

      Shareholders at the close of business on the record date. Your proxy card shows the number of shares you had on that date. Each share of the Company's common stock is entitled to one vote. Each share of the Company's Series B Preferred Stock is entitled to two votes. The holders of the Company's common stock and Series B Preferred Stock generally vote together as a single class on all matters and will do so on all items specifically listed in the Proxy Statement.

How do I vote?

      There are four methods. You may vote in person, by telephone, online via the Internet or by completing and mailing your proxy card.

How do I vote in person?

      If you attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, banker or other nominee, you must bring an account statement or letter from the broker, banker or nominee. The account statement or letter must show that you were the beneficial owner of the shares on March 7, 2001.

How do I vote by proxy?

      To vote by proxy, you may either:

      o Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided; or

      o Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

      o Access Mellon Investor Services' secure Web Site registration page through the Internet at www.eproxy.com/kri, as identified on the proxy card, and follow the instructions.

      Shares that are registered in your name may be voted by any of the three methods described above. Please note that the Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. (Pacific time) on April 24, 2001.

      If your shares are held in "street name" through your broker, bank or other nominee, you may vote by telephone or Internet only if your broker, bank or nominee offers that option. Although many offer telephone and Internet voting, availability and specific procedures will depend on their particular voting arrangements.

      If you make specific choices and sign and return your proxy card before the Annual Meeting, or timely deliver your proxy by telephone or through the Internet, your shares will be voted as you have directed. If you sign and return the proxy card but do not make specific choices, the proxyholders will vote your shares as follows:

      o     "For" the election of the three nominees for director;

      o "For" the ratification of the appointment of Ernst & Young LLP as independent auditors for 2001; and

      o "Against" the shareholder proposal urging the Company to nominate at least two candidates for each open Board position.

Can I vote on other matters?

      The Company's by-laws limit the matters presented at our annual meeting to
(1) those in the notice of the meeting, (2) those that the Board of Directors has properly caused to be presented and (3) those brought by a shareholder of record entitled to vote at the meeting so long as the shareholder has notified the Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must briefly describe the business to be brought, the reasons and any material interest the shareholder has in the business; give the shareholder's name and address; and represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to present the business.

      We do not expect any matters not listed in the Proxy Statement to come before the meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

Is my vote confidential?

      Yes. Only the inspector of election, Mellon Investor Services, will have access to your card.

May I revoke my proxy?

      Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

      o     Send in another signed proxy card with a later date; or

      o Send a letter revoking your proxy to Knight Ridder's Corporate Secretary at 50 West San Fernando Street, San Jose, CA 95113; or

      o     Attend the Annual Meeting and vote in person.

      You may revoke your proxy if you have voted by telephone or online by re-voting in the same manner. Only the last vote that you enter by telephone or online will be counted. Alternatively, you may attend the Annual Meeting and vote in person.

Who counts the votes?

      Mellon Investor Services will tabulate the votes and act as inspector of election.

What does "beneficial owner" mean?

      Under the Securities and Exchange Commission's definition, you are a "beneficial owner" of shares if you have sole or shared voting or investment power over the shares.

How do employees who participate in the Investment Savings 401(k) Plan or the Employees Stock Purchase Plan vote?

      If you participate in Knight Ridder's Investment Savings 401(k) Plan or the Employees Stock Purchase Plan, you will receive voting instructions instead of a proxy card. These instructions will indicate the number of shares credited to your account as of March 7, 2001. The administrators of the plans are the shareholders of record of your plan shares and will vote those shares according to the instructions that you provide using the Internet, or by telephone or proxy card, if you prefer.

      o If you provide instructions to the plan administrators before the Annual Meeting, the plan trustees will vote the shares as you have directed.

      o If you do not provide voting instructions to the plan administrators before the Annual Meeting, the plan trustees will vote the shares credited to your account in the same proportion as those that have been voted by other plan participants.

What does it mean if I get more than one proxy card?

      Your shares are probably registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, Mellon Investor Services
(1-800-982-7648).

What vote is required to approve the proposals?

      The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker "non-vote" affect the outcome of the election.

      Approval of all other proposals requires that the votes cast in favor exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of these proposals.

What constitutes a quorum?

      The holders of shares entitled to exercise a majority of the voting power present in person or by proxy constitutes a quorum. Abstentions and broker non-votes are included in determining whether a quorum exists.

Who is paying for this solicitation?

      The Company will pay for the solicitation of proxies, including D. F. King's estimated fee of $10,000 plus out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of the Company's stock.

How do I obtain a copy of the Proxy Statement, Annual Report or Form 10-K?

      If you would like a printed copy, leave a message on the Company's literature line at 408-938-7878. In addition, the Company has posted these documents on the Company's Web site at www.kri.com.

      You may also elect to receive future proxy statements and annual reports via the Internet instead of receiving paper copies in the mail. You may choose this option by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet. If you choose this option, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you notify us otherwise.

Where can I find voting results?

      The Company will publish the voting results in its Form 10-Q for the second quarter of 2001, which it will file with the Securities and Exchange Commission in August 2001. You can also find the results on the Company's Web site at www.kri.com.

How do I nominate a director of Knight Ridder?

      Any shareholder entitled to vote at an annual meeting may nominate directors as long as the shareholder has notified the Corporate Secretary in writing (at the Company's principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must give the shareholder's name and address and those of the person(s) to be nominated; represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s); describe any arrangements between the shareholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made; provide any other information about the nominee(s) that must be disclosed in proxy solicitations under the Exchange Act; and include the consent of each nominee to serve as a director if elected.

Whom should I call if I have any questions?

      Call the Corporate Secretary, Polk Laffoon, at 408-938-7838. If you have questions about your ownership of Knight Ridder stock, call Sharon Orlando, Manager of Shareholder Services and Corporate Records, at 408-938-7713.

                 Information About Knight Ridder Stock Ownership

Principal Holders of the Company's Stock

      This table shows all persons we know to be the beneficial owners of more than 5% of the Company's common stock as of March 1, 2001.

                                                                                                   Shares                 Percent
                                                                                               Beneficially                 of
Name and Address of Beneficial Owners of Common Stock                                              Owned                  Class
-----------------------------------------------------                                              -----                  -----
Southeastern Asset Management, Inc ......................................................      9,276,403 (1)               12.6%
     6410 Poplar Avenue, #900
     Memphis, TN  38119

Capital Research and Management Company..................................................      6,216,700 (2)                8.5%
     333 South Hope Street
     Los Angeles, CA 90071

Institutional Capital Corporation........................................................      3,968,438 (3)                5.02%
     Two North LaSalle Street, #500
     Chicago, IL  60602

----------------------------

(1) According to a Schedule 13G/A dated February 9, 2001, Southeastern Asset Management, Inc., a registered investment adviser, has sole voting power over 5,157,403 shares, shared voting power over 2,973,300 shares, sole dispositive power over 6,527,403 shares, and shared dispositive power over 2,973,300 shares.

(2) According to a Schedule 13G/A dated February 12, 2001, Capital Research and Management Company, a registered investment adviser, has no voting power but has sole dispositive power over all shares.

(3) According to a Schedule 13G dated February 12, 2001, Institutional Capital Corporation, a registered investment adviser, has sole voting power over 3,742,488 shares and sole dispositive power over 3,968,438 shares.

      We also know that as of March 1, 2001, The Walt Disney Company, located at 500 South Buena Vista Street, Burbank, CA 91525, beneficially owned 1,110,500 shares (100%) of the Company's Series B Preferred Stock.

      If any shares of Series B Preferred Stock are transferred to any person other than The Walt Disney Company or any of its affiliates, each share automatically converts into 10 shares of common stock, subject to adjustment. Knight Ridder can cause the conversion of shares of Series B Preferred Stock. There are restrictions on the transfer of these shares.

Stock Ownership of Directors and Officers

      This table shows the number of shares of the Company's common stock beneficially owned as of March 1, 2001 by each director, each executive officer named in the Summary Compensation Table, and by all directors and officers as a group. None of these persons beneficially owned more than 1% of the Company's common stock. All directors and officers as a group owned 2.7% of the Company's common stock. Except as noted, each person has sole voting and investment power over the shares shown in the table.

                                                        Shares Other Than            Shares Subject      Total Number of Shares
Name                                                      Option Shares               to Options (1)       Beneficially Owned
----                                                      -------------               --------------       ------------------
James I. Cash.....................................             1,781                         4,000             5,781
Joan Ridder Challinor.............................            71,380 (2)                     4,000            75,380 (2)
Mary Jean Connors.................................            52,114 (3) (4)               210,667           262,781 (3)(4)
Kathleen Foley Feldstein..........................             1,547                         2,000             3,547
Thomas P. Gerrity.................................             1,882                         2,000             3,882
Barbara B. Hauptfuhrer............................             3,282                         4,000             7,282
Ross Jones........................................            21,102                        16,667            37,769
Frank McComas.....................................            61,308 (3) (4)               141,666           202,974 (3)(4)
M. Kenneth Oshman.................................            31,686 (5)                     4,000            35,686 (5)
P. Anthony Ridder.................................           206,520 (3) (4)               429,333           635,853 (3)(4)
Steven B. Rossi...................................            39,867 (3) (4)                85,000           124,867 (3)(4)
Randall L. Tobias.................................             7,882                         4,000            11,882
Gonzalo F. Valdes-Fauli...........................             2,382                         4,000             6,382
John L. Weinberg..................................            29,765                         4,000            33,765
All directors and officers as a group
     (30 persons including those
     named above).................................           739,763                     1,284,701         2,024,464 (2)(3)(4)(5)(6)

-----------------

(1) Shares that officers and directors could acquire by exercising options within 60 days of March 1, 2001.

(2) Does not include 90,000 shares owned by a trust in which Mrs. Challinor has an income interest; she has neither the power to vote these shares nor the power to direct their disposition and she disclaims beneficial ownership of them.

(3) Includes shares owned by, or jointly with, spouses as follows: Ms. Connors 3,757 shares owned by Geoffrey Tomb, her spouse; Mr. McComas 2,734 shares owned jointly with Mrs. McComas; Mr. Ridder 2,837 shares owned by Mrs. Ridder, 898 shares owned jointly with Mrs. Ridder and 7,952 shares held in trust of which Mrs. Ridder is the trustee; Mr. Rossi 4,760 shares owned jointly with Mrs. Rossi. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. McComas and Ridder share voting and investment power with their respective spouses as to those shares owned jointly.

(4) Includes shares held in the Company's Long-Term Incentive Plan and shares earned as dividends as follows: 19,164 for Ms. Connors; 22,158 for Mr. McComas; 33,935 for Mr. Ridder; and 20,959 for Mr. Rossi.

(5) Includes 30,000 shares owned by a partnership in which Mr. Oshman has a 97% income interest. Mr. Oshman has the power to vote these shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(6) Includes 154,009 shares held in the Company's Long-Term Incentive Plan and shares earned as dividends for the Company's officers as a group (excluding the named executives).

Section 16(a) Beneficial Ownership Reporting Compliance

      The Exchange Act requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. Based on its review of these copies, the Company believes that during 2000 all directors and officers filed on a timely basis all reports required of them.

                          Item 1: Election of Directors

How is the Board structured?

      The Company's Board of Directors is divided into three classes serving staggered three-year terms. The Articles of Incorporation and the By-laws provide for the election of four directors at the 2001 Annual Meeting to hold office until the 2004 Annual Meeting of Shareholders.

Who is nominated to stand for election?

      The individuals nominated by the Board of Directors to stand for election at the 2001 Annual Meeting for three-year terms are Kathleen Foley Feldstein, Thomas P. Gerrity and Gonzalo F. Valdes-Fauli. Joan Ridder Challinor, whose term expires at the 2001 Annual Meeting, is not standing for re-election. The Board of Directors has not identified someone to replace Ms. Challinor. Therefore, shareholders will only vote on three nominees for terms expiring in 2004. The fourth directorship is expected to be filled in the near future by the Board of Directors. The other six directors who were elected at prior annual meetings will continue to serve for their respective terms.

How will proxies be voted?

      Proxies will be voted for the election of the three nominees of the Board of Directors unless instructions are given on the proxy to withhold authority to vote for one or more of the nominees.

      Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur, but the proxies may not be voted for a greater number of persons than three. The proxies will not be voted to fill the vacancy in the class of directors whose term will expire in 2004.

      The Board of Directors recommends that shareholders vote FOR each of the following nominees.

             Nominees for Election for Three-Year Terms Ending 2004

[PHOTO OMITTED]

KATHLEEN FOLEY FELDSTEIN, age 60                             Director since 1998
President
Economics Studies, Inc.

President of Economics Studies, Inc., a private consulting firm, since 1987. Director of Bank of America Corporation, Bell South Corporation, Ionics Corporation and John Hancock Financial Services, Inc. Trustee of the Committee for Economic Development, the Museum of Fine Arts, Boston and McLean Hospital. B.A., Radcliffe College; Ph.D., Massachusetts Institute of Technology.

[PHOTO OMITTED]

THOMAS P. GERRITY, age 59                                    Director since 1998
Professor of Management and Operations and Information Management
The Wharton School

Professor of Management at the Wharton School of the University of Pennsylvania since 1990; Dean of the Wharton School from 1990 to 1999. Director of CVS Corporation, Fannie Mae, Reliance Group Holdings, Inc., Sunoco, Internet Capital Group, Inc., Purchasing Systems, Inc., d/b/a ICG Commerce, Inc. and Investor Force Holdings, Inc. Trustee of MAS Funds. B.S., M.S., and Ph.D., Massachusetts Institute of Technology. Rhodes Scholar, Oxford University.

[PHOTO OMITTED]

GONZALO F. VALDES-FAULI, age 54                              Director since 1992
Vice Chairman
Latin America Barclays Group

Vice Chairman, Latin America Barclays Group, an international bank, since January 2001; Chief Executive Officer of Latin America Barclays Group from 1988 to January 2001. International banker with Barclays Bank since 1980; Member of the Management Committee, Barclays Capital. Trustee of the University of Miami. Director of Blue Cross/Blue Shield of Florida. B.S., Spring Hill College; M.A., Thunderbird Graduate School for International Management.

                    Directors Continuing in Office Until 2003

[PHOTO OMITTED]

BARBARA BARNES HAUPTFUHRER, age 72                           Director since 1979
Director of Various Public Companies

Director of The Great Atlantic & Pacific Tea Co. and Massachusetts Mutual Life Insurance Company. Former director of The Vanguard Group of Investment Companies, Raytheon Company, IKON Office Solutions, Inc. and the Ladies Professional Golf Association. Trustee Emerita of Wellesley College. B.A., Wellesley College.

[PHOTO OMITTED]

M. KENNETH OSHMAN, age 60                                    Director since 1996
President, Chairman and Chief Executive Officer
Echelon Corporation

President, Chairman and Chief Executive Office of Echelon Corporation, a developer of control network technology and products, since 1989. Co-founded Rolm Corporation in 1969; served as Chief Executive Officer, President and Director until Rolm's merger with IBM in 1984. Vice president of IBM from 1984 to 1986. Director of Sun Microsystems. B.A. and B.S., Rice University; M.S. and Ph.D., Stanford University.

[PHOTO OMITTED]

JOHN L. WEINBERG, age 76                                     Director since 1969
Director
The Goldman Sachs Group, Inc.

Director of The Goldman Sachs Group, Inc. since 1999; Senior Chairman and Limited Partner of Goldman, Sachs & Co. from 1990 to 1999; Senior Partner and Chairman of the Management Committee of The Goldman Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co. until 1990; Investment banker with Goldman, Sachs & Co. since 1950. Director of Providian Financial Corporation and Tricon Global Restaurants. Member of The Business Council. B.A., Princeton University; M.B.A., Harvard University.

                    Directors Continuing in Office Until 2002

[PHOTO OMITTED]

JAMES I. CASH, JR., age 53                                   Director since 1995
James E. Robison Professor of Business Administration
Harvard University, Graduate School of Business Administration

Member of the Harvard Business School faculty since 1976. Trustee of Massachusetts General Hospital and Partners Healthcare, Inc. Director of Cambridge Technology Partners, Chubb Corporation, General Electric Company, WinStar Communications, Inc. and State Street Corporation. B.S., Texas Christian University; M.S. and Ph.D., Purdue University.

[PHOTO OMITTED]

P. ANTHONY RIDDER, age 60                                    Director since 1987
Chairman of the Board and Chief Executive Officer
Knight Ridder

Chief Executive Officer and Chairman of Knight Ridder since 1995; President of the Company from 1989 to 1995; President of the Newspaper Division of the Company from 1986 to 1989. Joined the San Jose Mercury News in 1964; served as General Manager until 1977 and Publisher from 1977 to 1986. Previously held various editorial and business positions at several Company newspapers. Director of the Seattle Times Company, Associated Press, Newspaper Association of America, Florida International University Foundation, and Grassroots.com, Inc. Member of the Board of Trustees of the University of Santa Clara. B.A., University of Michigan.

[PHOTO OMITTED]

RANDALL L. TOBIAS, age 59                                    Director since 1994
Chairman Emeritus
Eli Lilly and Company

Chairman Emeritus of Eli Lilly and Company, a pharmaceutical research and manufacturing company; Chairman and Chief Executive Officer of Eli Lilly and Company from 1993 to 1999. Vice Chairman of the Board of AT&T from 1986 to 1993. Director of Phillips Petroleum, Inc., Kimberly-Clark Corporation and Agilent Technologies, Inc. Member of the Business Council. Trustee of the Colonial Williamsburg Foundation. B.S., Indiana University.

Board Committees and Attendance

      In 2000, the Board of Directors met six times. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served. The Board currently has four active standing committees:
Nominating, Compensation and Corporate Governance, Environmental Affairs and Audit.

      The Nominating Committee reviews the composition of the Board and recommends changes in its membership as needed. The committee members are Barbara B. Hauptfuhrer, Chairman, Kathleen Foley Feldstein, Thomas P. Gerrity, and M. Kenneth Oshman. The committee met twice in 2000.

      The Compensation and Corporate Governance Committee administers the Company's incentive compensation plans and its stock option plans, including the review and grant of stock options to all eligible employees and directors. In addition, the committee reviews and approves the salary, bonus and other benefits of the senior executive officers of the Company. The committee also reviews and reports to the Board on matters of corporate governance, i.e., the relationships of the Board, the shareholders and management in determining the direction and performance of the Company. The committee members are Randall L. Tobias, Chairman, James I. Cash, Jr., Barbara B. Hauptfuhrer, M. Kenneth Oshman and John L. Weinberg. The committee met six times in 2000.

      The Environmental Affairs Committee oversees the policies of the Company designed to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The committee members are James I. Cash, Jr., Chairman, Thomas P. Gerrity, P. Anthony Ridder, Randall L. Tobias and Gonzalo F. Valdes-Fauli. The committee met once in 2000.

      The Audit Committee reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board on those matters. Both the internal and the independent auditors have free access to the committee and, from time to time, the committee directs them to carry out special assignments. The members of the committee are Gonzalo F. Valdes-Fauli, Chairman, Joan Ridder Challinor, Kathleen Foley Feldstein and Thomas P. Gerrity. The committee met three times in 2000. The following is a report of the Audit Committee for fiscal year 2000.

                           --------------------------

                                     Report
                             by the Audit Committee

                           --------------------------

      During 2000, the Audit Committee of the Board of Directors was comprised of four non-employee directors who meet the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A.

What are the responsibilities of the Audit Committee?

      The Company's management is responsible for the Company's internal controls and financial reporting process. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing principles and for issuing a report thereon. Pursuant to our Audit Committee's charter, the Audit Committee is responsible for assisting the Company's Board of Directors in fulfilling its oversight responsibilities and reviewing the Company's audit process, financial reporting function, systems of internal controls and compliance programs.

How does the Audit Committee carry out these responsibilities?

      The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2000 and met with both management and the Company's independent auditors, Ernst & Young LLP, to discuss those financial statements. Management and Ernst & Young LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has received from and discussed with Ernst & Young LLP its written disclosure and letter regarding its independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence. The Audit Committee has also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61.

      Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Committee has also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2001.

                                               The Audit Committee

                                               Gonzalo F. Valdes-Fauli, Chairman
                                               Joan Ridder Challinor
                                               Kathleen Foley Feldstein
                                               Thomas P. Gerrity

How the Company Compensates Directors

Annual Cash Fee

      Directors of the Company who are not employees of the Company receive an annual retainer of $30,000. Half of this retainer is paid in the Company's common stock, and a director may choose to receive the balance in the Company's common stock as well.

Meeting Fees

      Non-employee directors receive a fee of:

      o     $1,500 for each Board meeting and meeting of shareholders

      o     $1,000 for each committee meeting

Fee for Chairing a Committee

      Each non-employee director who chairs a committee receives an annual fee of $5,000.

Annual Stock Option Awards

      Every December, each non-employee director is granted an option to purchase 4,000 shares of the Company's common stock at the fair market value of the Company's common stock on the date the option is granted.

The Deferred Compensation Plan

      Directors are eligible to enter into individual agreements to defer with interest all or a portion of the fees payable to them until such later dates as may be provided in the agreements.

Expenses

      The Company reimburses directors for travel and other expenses incurred in attending meetings.

Other Benefits

      Directors who have never been employed by the Company and who were age 65 or older on July 1, 1996 are eligible to receive an annual lifetime benefit commencing upon retirement from the Board with at least five years of service (or, if disabled, following at least two years of service). The benefit ranges from 50% of the annual retainer for directors who retire after five years of service to 100% of the retainer for directors who retire with 10 or more years of service.

      Directors who have never been employed by the Company and were under age 65 on July 1, 1996 participate in a program under which they are credited with 600 phantom shares of the Company's common stock annually. Their phantom share accounts are credited with dividend equivalents and the accounts are paid in cash in a lump sum upon termination of Board service.

Compensation Committee Interlocks and Insider Participation

      During 2000, the Compensation and Corporate Governance Committee was comprised of the following five non-employee directors: Randall L. Tobias, James
I. Cash, Jr., Barbara B. Hauptfuhrer, M. Kenneth Oshman and John L. Weinberg. No member of the Committee served as an officer or employee of the Company or any of its subsidiaries during 2000. In addition, during 2000, no executive officer of the Company served as a director or as a member of the compensation committee of any company of which a member of the Committee served as an executive officer.

Certain Relationships and Related Transactions

      From time to time, Knight Ridder and its subsidiaries engage in transactions with companies where one of the Company's executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

      Peter B. Ridder, President and Publisher of The Charlotte Observer, is a brother of P. Anthony Ridder. Par Ridder, Vice President/Advertising Director of the San Luis Obispo Tribune, is the son of P. Anthony Ridder. Geoffrey Tomb, Mary Jean Connors' husband, is a general assignment reporter for the San Jose Mercury News. In 2000, the Company paid Peter B. Ridder, Par Ridder, and Geoffrey Tomb aggregate compensation of $592,292; $99,441.25; and $94,427.38, respectively.

      John L. Weinberg is a director of The Goldman Sachs Group, Inc. and former Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company such as acting as a financial advisor and serving as principal or agent for the Company in the purchase and sale of securities and the acquisition or sale of certain properties of the Company. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

      Gonzalo Valdes-Fauli is Vice Chairman and former Chief Executive Officer of Latin America Barclays Group, an affiliate of Barclays Bank plc, which is one of the Company's lenders and provides certain pension management services to the Company.

           Item 2: Ratification of Appointment of Independent Auditors

      The Audit Committee of the Board has recommended and we have appointed Ernst & Young LLP, Independent Certified Public Accountants, to examine the books and accounts of the Company for the year 2001, and we are asking shareholders to ratify our selection. Ernst & Young LLP has served as the Company's independent auditors since 1951.

      Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Audit Fees

      Ernst & Young LLP billed the Company $773,000 during 2000 for the independent audit of the Company's annual financial statements and review of the financial statements contained in the Company's quarterly reports on Form 10-Q.

Financial Information Systems Design and Implementation Fees

      Ernst & Young LLP did not perform financial information systems design or implementation during 2000.

All Other Fees

      Ernst & Young LLP billed the Company $1,490,000 during 2000 for services other than those covered under "Audit Fees." These fees were primarily for professional services rendered for the audits of some of the Company's subsidiaries and employee benefit plans as well as for employee benefits assistance and tax consulting services.

      The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

                          Item 3: Shareholder Proposal

      Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, owner of 200 shares of the Company's common stock, has informed the Company that he intends to present the following resolution at the Annual Meeting and has submitted the following supporting statement of his reasons:

      "RESOLVED: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

      SUPPORTING STATEMENT: Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

      Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The "real" selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

      Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair "choosing" his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

      Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.). The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

      We urge you to vote FOR this proposal."

                              Management's Response

      The Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.

      The Company is committed to ensuring that its Board of Directors is comprised of highly qualified, experienced and knowledgeable individuals who best serve the needs of the Company and its shareholders. Currently, a Nominating Committee designated by the Board is responsible for identifying, evaluating and recommending the most qualified candidates for election to the Board. This Committee is composed entirely of directors who are not officers of the Company. In selecting candidates each year, the Committee carefully considers the qualifications of each individual and of the entire group of candidates as a whole, and nominates the individuals that it believes are most qualified to meet the needs of the Company and its shareholders. In making its recommendations, the Committee also takes into account a variety of factors, including conflicts of interest, the special expertise that a director may bring to the Board, logistical issues that might make it difficult for a director to actively participate on the Board, and diversity and other selection criteria that are consistent with the Company's corporate mission, policies and objectives. The Board believes that the Company's current procedure for selecting directors ensures that the Company attracts and retains

Board members who meet this criteria.

      The Board believes that the proponent's proposal would effectively preclude the Board from attracting and retaining the best candidates. Nominating twice as many candidates to the Board as there are vacancies will result in elections in which the Board will be placed in an awkward and strange position of being forced to recommend to shareholders only one of its two nominees for a Board vacancy. More importantly, the proposed procedure, which is not a common practice, would severely hamper the Company's ability to recruit qualified candidates. Many well-qualified candidates will refuse to participate in such a process and those who do initially agree to stand for election may withdraw their names from consideration, especially if the Board fails to recommend them to the Company's shareholders. Thus, the Board believes the proposal could have a contrary effect to what the shareholder proponent intends and would in fact diminish the Company's ability to attract and retain qualified Board members. The proposal would also require the Company to invest additional time and resources to identify and evaluate a greater number of candidates than the Company actually needs (especially if the Company's recruitment efforts are hampered by the proposed procedure).

      In addition, the proponent asserts that nominating twice as many candidates to the Board as there are vacancies is the only way to ensure that shareholders have a meaningful opportunity to oppose nominees. On the contrary, the proposal is simply unnecessary to achieve those goals. Currently, shareholders may oppose nominees by withholding their vote for some or all of the Board's nominees or conducting an election contest to challenge the Board's nominees. In addition, shareholders have an opportunity to nominate their own candidates pursuant to the Company's by-laws if they are dissatisfied with the Board's nominees.

      In the opinion of the Board, the Company's current process for electing directors continues to be in the best interests of the Company and its shareholders. Adopting the shareholder proposal, however, would produce an inefficient, ineffective and potentially costly means of selecting the best qualified directors for Company and would not best serve the needs of the Company and its shareholders.

      For these reasons, the Board recommends that shareholders vote AGAINST the shareholder proposal.

Executive Compensation

            --------------------------------------------------------

                        Report on Executive Compensation

             by the Compensation and Corporate Governance Committee

            --------------------------------------------------------

      The Compensation and Corporate Governance Committee of the Board administers the Company's executive compensation program. The members of the Committee are independent, non-employee directors. The Compensation and Corporate Governance Committee has furnished the following report on executive compensation for 2000:

What is our executive compensation philosophy?

      We firmly believe that the interests of the Company and its employees are inseparable. In support of that principle, the Compensation and Corporate Governance Committee has designed the Company's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To promote Company performance, we link a significant portion of executive compensation to the Company's operating results. The objectives of our program are:

      o To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the performance of the Company's common stock;

      o To provide compensation comparable to that offered by other companies in our industry, enabling the Company to attract, retain and motivate talented executives who are critical to the Company's long-term success;

      o To motivate key executives to achieve strategic business initiatives and to reward them for their achievement; and

      o     To set guidelines for substantial stock ownership by executives.

What are the elements of executive compensation?

      We compensate our executives through base salary, annual bonus, stock options, periodic grants of restricted stock awards and contingent long-term incentive awards. In this way, a significant portion of the value ultimately realized by the executives, including the Chairman and Chief Executive Officer, will depend upon the Company's performance and can be considered "at risk."

      Our executives participate in a retirement plan, health plan, savings incentive (401(k)) plan and other voluntary benefit plans that we make available to all employees generally. Among these are relocation benefits, such as temporary living expenses. One-time relocation bonuses are sometimes provided to employees to assist with miscellaneous moving expenses and help compensate for housing differentials. In addition, we may sometimes pay signing bonuses to attract talented individuals to the Company. We also provide our executives with a voluntary deferred compensation arrangement, which is similar to those typically offered to executives by the companies with which we compete for talent.

How did we determine base salaries for 2000?

In General

      The Compensation and Corporate Governance Committee establishes senior executive salaries based on our review of the executive's performance and compensation history, and information on salary levels at comparable companies. We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect any changes in the executives' responsibilities at the Company.

      For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Ridder, the Company's Chairman and Chief Executive Officer.

Comparative Data

      In conducting our review for 2000, we considered comparative data prepared by both the Company's senior human resources officer and by SCA Consulting, the Compensation and Corporate Governance Committee's outside consultant for executive compensation.

      The comparison group we chose for compensation purposes (the "Comparison Group") consisted of our competitors in the newspaper industry. The index we chose for our performance graph was the S&P Publishing/Newspapers Index. This is the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report.

      We obtained data for the Comparison Group from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of appropriate compensation levels for the Company's executives.

Base Salaries of Executive Officers

      Data for the Comparison Group supported an annual increase in base salaries for 2000. We believe that the base salaries of our executives were generally near the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the Summary Compensation Table that follows this Report.

Base Salary of the Chief Executive Officer

      The Committee also increased the base salary of Mr. Ridder effective March 1, 2000 to $900,000. We believe that Mr. Ridder's base salary in 2000 was near the median for salaries of chief executive officers in the Comparison Group.

How did we determine bonuses for 2000?

Annual Incentive Plan

      We award cash bonuses under, or taking into consideration, the Company's Annual Incentive Plan. Under the Plan, participants are eligible for cash bonuses ranging from 25% of salary in the case of participants whose annual salary is less than $50,000 to 50% in the case of those whose salary exceeds $250,000 and 70% in the case of Mr. Ridder. Thirty-five percent of an executive's bonus potential was tied in 2000 to specific non-financial objectives for the Company that were established at the beginning of 2000. Sixty-five percent of the bonus potential was tied to financial performance. (For corporate participants, it was the financial performance of the Company on a consolidated basis compared to budget; and for newspaper participants, it was the financial performance of the individual newspaper compared to its budget.) For 2000, the measure of financial performance was shareholder value added ("SVA"), which is the increase in net operating profit after taxes after deducting the cost of capital.

      Under the Company's Annual Incentive Plan, if the Company (or newspaper) meets its financial budget, the executive receives 100% of that part (65%) of the potential bonus tied to financial performance. If SVA is above or below budget, then the aggregate of the financial awards paid to participants will equal their target awards plus or minus a percentage of the amount by which actual SVA exceeds or falls below budgeted SVA. The "standard" percentages of SVA above and below budget that will be shared with participants are about 15% for participants whose award is tied to the performance of their individual newspapers, and 5% for corporate participants whose award is based on the performance of the Company on a consolidated basis. Plan participants may elect to defer any portion of their bonus to a later year.

Bonuses for Executive Officers

      The Committee awarded bonus compensation for 2000 to each executive based on the Company's SVA as compared to budget and upon an assessment of the Company's performance against the non-financial goals on a consolidated basis. The bonus for each of the named executive officers is set forth in the Summary Compensation Table that follows this Report.

Bonus for the Chief Executive Officer

      In 2000, Mr. Ridder began participating in the Company's Annual Incentive Plan for the first time and was awarded a bonus of $506,339. Although Mr. Ridder had not participated in the Plan in the past, we have for a number of years, including 1999, considered in part the criteria that would have been applicable to him had he been a Plan participant. Beginning in 1996, based on advice from

SCA Consulting, we set Mr. Ridder's bonus target at 70% of his salary where it currently remains.

What is our position on the deductibility of executive compensation?

      Provisions of federal tax law deny a company a tax deduction to the extent certain executives' total compensation (excluding certain categories of "performance based" compensation) exceeds $1,000,000 in any year. At the 2000 Annual Meeting, shareholders of the Company approved certain amendments to the terms of the Company's Annual Incentive Plan to ensure that cash awards paid by the Company to executive officers pursuant to the Plan would be deductible by the Company for federal income tax purposes.

What were the long-term incentive awards in 2000?

In General

   Long-term incentives consist of stock options and Long-Term Incentive Plan awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

2000 Stock Option Grants

      After reviewing the Company's financial performance and competitive analysis by SCA Consulting, in 2000 we provided long-term incentive awards for executives by granting stock options under the Company's Employee Stock Option Plan. We believe the number of the stock options awarded to each of the senior executives (including Mr. Ridder) was at the median of recent awards given by companies within the Comparison Group. The number of stock options awarded to each of the named executive officers is set forth in the Stock Option Grants table that follows this Report.

Long-Term Incentive Plan

      At the 1997 Annual Meeting, shareholders of the Company approved a Long-Term Incentive Plan, the goal of which is to consistently deliver a total shareholder return at least in the top half of the companies in the Comparison Group. Under the Plan, an executive's ability to receive a stock award is contingent upon and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period, compared to the return received by holders of stock in the other companies that comprise the S&P Publishing/Newspapers Index. The initial performance period ended on December 31, 1999 and no shares vested because the performance target was not achieved. The Plan was extended for an additional three-year period ending December 31, 2002. A description of the Long-Term Incentive Plan follows this Report. All of the named executive officers participate in the Plan.

What are the Company's stock ownership guidelines?

      To support the Company's desire to increase management stock ownership, the Company has established stock ownership guidelines for all of the Company's executive officers and certain other key employees. The guidelines set what we believe is an appropriate level of ownership of Knight Ridder common stock as a multiple of the executive's annual base salary (based on the market value of the stock). The multiple ranges from four times base salary (in the case of Mr. Ridder) to one times base salary (in the case of corporate vice presidents and publishers of the Company's largest newspapers).

      The Compensation and Corporate Governance Committee believes these guidelines have the positive effect of further aligning the interests of the executives and key employees with all shareholders.

                        The Compensation and Corporate Governance Committee

                        Randall L. Tobias, Chairman
                        James I. Cash, Jr.
                        Barbara Barnes Hauptfuhrer
                        M. Kenneth Oshman
                        John L. Weinberg

Compensation of Executive Officers

      This table shows the compensation during the past three years of the chief executive officer and each of the other four most highly compensated executive officers in 2000:

                           Summary Compensation Table

                                                                                                                Long-Term
                                                                Annual Compensation                           Compensation
                                                                -------------------                           ------------
                                                                                         Restricted      Stock             All
                                                                                           Stock         Option           Other
                                                                      Salary    Bonus      Awards        Awards        Compensation
Name and Principal Position                                   Year     ($)       ($)       ($)(2)   (# of shares)(3)   ($)(4)(5)(6)
---------------------------                                   ----   -------   -------    ---------  ---------------   -------------
P. Anthony Ridder .......................................     2000   893,846   506,339    1,912,500     150,000           14,439
   Chairman and Chief Executive Officer                       1999   877,308   804,169            0     150,000           77,774
                                                              1998   810,000   415,242            0      80,000          614,448

Ross Jones (1) ..........................................     2000   578,003   227,629    1,248,750           0            8,465
   Senior Vice President/Finance and                          1999   563,632   364,846            0      50,000          106,110
   Chief Financial Officer                                    1998   491,250   179,883            0      45,000          610,145

Frank McComas ...........................................     2000   564,231   228,460    1,248,750      50,000            7,106
   Senior Vice President/Operations                           1999   564,459   366,244            0      50,000              125
                                                              1998   492,083   180,188            0      45,000          607,927

Steven B. Rossi .........................................     2000   531,558   214,803    1,181,250      50,000            1,885
   Senior Vice President/Operations                           1999   481,762   310,468            0      50,000          198,417
                                                              1998   268,750   189,801            0      70,000          580,192

Mary Jean Connors .......................................     2000   489,231   197,722    1,080,000      50,000            6,206
   Senior Vice President/Human Resources                      1999   482,866   313,823            0      50,000            6,484
                                                              1998   416,250   152,420            0      45,000          605,962

----------

(1)   Mr. Jones resigned from the Company effective January 1, 2001.

(2) The amounts shown for 2000 represent the value on the date of grant of shares of restricted stock granted to the named executives pursuant to the Company's Long-Term Incentive Plan as follows: 33,351.50 shares for Mr. Ridder, 21,776.57 shares for Mr. Jones, 21,776.57 shares for Mr. McComas, 20,599.46 shares for Mr. Rossi and 18,833.79 for Ms. Connors.

(3) In addition to the stock option awards listed, on March 1, 2000, each of the named executives were granted options to purchase stock of KnightRidder.com, Inc., a subsidiary of the Company, under the KnightRidder.com, Inc. 2000 Stock Option Plan, with an exercise price of $5.2375 per share, as follows: 500,000 for Mr. Ridder, 175,000 for Mr. Jones, 175,000 for Mr. McComas, 300,000 for Mr. Rossi and 175,000 for Ms. Connors. These options are described in more detail in the table and footnotes on page 24.

(4) The amounts shown for 2000 include (1) Company contributions to the Company's Investment Savings (401(k)) Plan ($5,100 for Mr. Ridder, $5,100 for Mr. Jones, $5,100 for Mr. McComas, and $5,100 for Ms. Connors); and
      (2) the cost of life insurance on the lives of the named officers ($9,339 for Mr. Ridder, $3,365 for Mr. Jones, $2,006 for Mr. McComas, $1,885 for Mr. Rossi, and $1,106 for Ms. Connors).

(5) The amounts shown for 1999 include (1) relocation payments of $10,000 each to Messrs. Jones and Rossi in connection with the relocation of the Company's headquarters in 1998; (2) an incidental relocation expense allowance of $25,000 to Mr. Rossi and incidental relocation expenses of $7,100 for Mr. Ridder, $96,110 for Mr. Jones, $125 for Mr. McComas and $151,738 for Mr. Rossi; (3) Company contributions to the Company's Investment Savings (401(k)) Plan ($4,800 for Mr. Ridder, $4,800 for Mr. Jones, $4,800 for Mr. McComas, $4,394 for Mr. Rossi, and $4,800 for Ms. Connors); and (4) the cost of life insurance on the lives of the named officers ($8,633 for Mr. Ridder, $5,315 for Mr. Jones, $2,675 for Mr. McComas, $863 for Mr. Rossi, and $1,684 for Ms. Connors).

(6) The amounts shown for 1998 include (1) one-time relocation payments of $574,163 each to Messrs. Ridder, McComas, Jones and Rossi and Ms. Connors, of which $300,000 was a relocation bonus and $274,163 was a related tax reimbursement. In connection with the relocation of the Company's headquarters in 1998, each employee (including the named executives) received a one-time payment equal to one year's salary, subject to a minimum payment of $70,000 and a maximum payment of $300,000, plus tax reimbursement; (2) incidental relocation expense allowances of $25,000 each to Messrs. Ridder, Jones and McComas and Ms. Connors; (3) Company contributions to the Company's Investment Savings (401(k)) Plan (Mr. Ridder $4,800, Mr. Jones $4,800, Mr. McComas $4,800 and Ms. Connors $4,800) and (4) the cost of Company-provided insurance on the life of the named officers (Mr. Ridder $10,485; Mr. Jones $6,182; Mr. McComas $3,964; Mr. Rossi $181 and Ms. Connors $1,999).

Long-Term Incentive Programs

      The Company's long-term incentive programs consist of the Employee Stock Option Plan and the Long-Term Incentive Plan.

      Employee Stock Option Plan. Under the terms of the Plan, the Compensation and Corporate Governance Committee may grant executive officers and other key employees options to purchase shares of the Company's common stock at the fair market value (i.e., market price) at the option grant date. The options granted in 2000 vest in three equal installments over a three-year period from the date of grant and expire in 10 years.

      The Plan is designed to permit those executives who contribute to the performance of the Company and the market price of its common stock to benefit along with shareholders from increases in the value of the Company's common stock.

      This table shows information on stock options granted in 2000 to the executive officers named in the Summary Compensation Table:

                     Company Stock Option Grants In Last Fiscal Year

                           Number of    % of Total
                          Securities     Options
                          Underlying    Granted to   Exercise                 Grant Date
                           Options     Employees in   Price     Expiration   Present Value
Name                       Granted      Fiscal Year ($/share)      Date           ($)
----                       -------      -----------  --------      ----           ---
P. Anthony Ridder.......    150,000        4.19%     54.8125     12/19/10     1,696,320
Ross Jones..............          0        0.00%          --           --             0
Frank McComas...........     50,000        1.40%     54.8125     12/19/10       565,440
Steven B. Rossi.........     50,000        1.40%     54.8125     12/19/10       565,440
Mary Jean Connors ......     50,000        1.40%     54.8125     12/19/10       565,440

      The "grant date present value" shown is a hypothetical value based upon application of the Black

Scholes model. This model often is used to estimate the market value of transferable options by calculating the probability -- based on the volatility of the stock subject to the option -- that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black Scholes value of the options were: expected volatility of
 .20; risk-free rate of return of 5.1%; dividend yield of 1.7%; and vest over a three-year period from the date of grant.

      The stock options are not transferable. The Black Scholes estimate notwithstanding, an option granted under the Employee Stock Option Plan will have value only if and to the extent the optionee exercises the option at a time when the market price of the Company's common stock is above the market price on the date the option was granted.

      In addition to the options described above, during 2000 the executive officers named in the Summary Compensation Table were granted options to purchase shares of KnightRidder.com, Inc., a subsidiary of the Company, as described in the table below:

               Subsidiary Stock Option Grants in Last Fiscal Year

                            Number of     % of Total
                           Securities      Options
                           Underlying     Granted to    Exercise                Grant Date
                             Options     Employees in    Price     Expiration  Present Value
Name                       Granted(1)     Fiscal Year  ($/share)      Date          ($)
----                       ----------     -----------  --------       ----          ---
P. Anthony Ridder.......     500,000        3.20%        5.2375    03/01/2010       (2)
Ross Jones..............     175,000        1.10%        5.2375    03/01/2010       (2)
Frank McComas...........     175,000        1.10%        5.2375    03/01/2010       (2)
Steven B. Rossi.........     300,000        1.90%        5.2375    03/01/2010       (2)
Mary Jean Connors.......     175,000        1.10%        5.2375    03/01/2010       (2)

--------------

(1) The options granted to the named executives under the KnightRidder.com, Inc. 2000 Stock Option Plan vest 4 years from the date of grant and expire in 10 years. All options have an exercise price equal to the fair market value of the shares on the date of grant.

(2) In March 2001, all of the named executives voluntarily elected to surrender these options in exchange for a commitment by KnightRidder.com to grant in the future new options to purchase the same number of shares of KnightRidder.com stock. That grant will occur no earlier than September 16, 2001, and the exercise price will be based on the fair market value of the underlying KnightRidder.com shares on the new grant date. As the options described in the foregoing table have been cancelled by KnightRidder.com, such options no longer have any value.

      This table shows information on stock options exercised in 2000 by the executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by them at the end of the year:

          Aggregated Company Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values(1)

                                                                   Number of                 Value of
                                                                  Securities               Unexercised
                                                                  Underlying                 In-the-
                                                                  Unexercised                 Money
                                                                  Options at               Options at
                                   Shares                           Fiscal                   Fiscal
                                Acquired on       Value           Year-end (#)          Year-end ($)(2)
                                  Exercise      Realized          Exercisable/             Exercisable/
Name                                (#)           ($)            Unexercisable            Unexercisable
----                                ---           ---            -------------            -------------
P. Anthony Ridder..............          0             0      479,333 / 276,667    8,328,303.56 / 513,752.43
Ross Jones.....................     68,000     1,099,562       91,667 / 48,333       454,216.50 / 109,687.50
Frank McComas..................          0             0      141,666 / 98,333     1,500,246.62 / 215,937.50
Steven B. Rossi...............           0             0       85,000 / 106,666      595,052.58 / 276,872.56
Mary Jean Connors..............      9,200       290,193      210,667 / 98,333     3,502,965.10 / 215.937.50

------------------

(1) During 2000, none of the named executives elected to exercise any KnightRidder.com options and none of these options were in-the-money at fiscal year end. In addition, all of the named executives voluntarily elected to surrender their options and such options were cancelled in March 2001.

(2) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options.

      Long-Term Incentive Plan. The Company's Long-Term Incentive Plan is intended to motivate and reward executives for achieving total shareholder return ("TSR") equal to or greater than the other companies in the S&P Newspaper Index.

      The Plan initially covered the three year period from January 1, 1997 to December 31, 1999. No shares vested, however, because the performance target was not achieved. The Plan was extended for an additional three-year period beginning January 1, 2000 and ending December 31, 2002. At the start of the extended performance period, we granted each participant restricted shares of the Company's common stock with a value (based on the average closing price in December 1999) equal to 75% of the participant's salary as of January 1, 2000 multiplied by the number of years (three) in the performance period. Later-added participants will receive pro-rated grants based on the amount of time remaining in the performance period.

      The Plan provides that none of the shares will vest unless the Company's TSR is positive and at least equal to the median TSR of the other companies in the S&P Newspaper Index during this performance period. If these conditions are met, 15% of the shares will vest if the Company's TSR is equal to the peer group median and 100% of the shares will vest if the Company's TSR is at the 90th percentile or more of the peer TSR or higher.

      The following table shows the awards granted to each of the named executives during 2000:

               Long-Term Incentive Plan Awards in Last Fiscal Year

                           Number
                          of Shares          Performance
Name                      Granted (1)           Period
----                      -----------           ------

P. Anthony Ridder.......   33,351.50      01/01/00 - 12/31/02
Ross Jones..............   21,776.57      01/01/00 - 12/31/02
Frank McComas...........   21,776.57      01/01/00 - 12/31/02
Steven B. Rossi.........   20,599.46      01/01/00 - 12/31/02
Mary Jean Connors.......   18,833.79      01/01/00 - 12/31/02

----------------

(1) The value of the shares granted to the named executives is based on the average daily closing price of the Company's stock during December 1999, which was $57.344.

Other Benefits

      This table shows the annual benefits payable as a straight-life annuity under the Company's pension plan to an officer retiring in 2000 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any reduction for Social Security or other benefits.

                               Pension Plan Table

                            Years of Credited Service
                            -------------------------

   Remuneration          15       20       25       30       35       40
-----------------------------------------------------------------------------
$  125,000.........    35,020   40,443   45,867   51,290   54,415   57,540
   200,000.........    57,520   66,693   75,867   85,040   90,040   95,040
   300,000.........    87,520  101,693  115,867  130,040  137,540  145,040
   400,000.........   117,520  136,693  155,867  175,040  185,040  195,040
   500,000.........   147,520  171,693  195,867  220,040  232,540  245,040
   600,000.........   177,520  206,693  235,867  265,040  280,040  295,040
   700,000.........   207,520  241,693  275,867  310,040  327,540  345,040
   900,000.........   267,520  311,693  355,867  400,040  422,540  445,040
 1,000,000.........   297,520  346,693  395,867  445,040  470,040  495,040
 1,300,000.........   387,520  451,693  515,867  580,040  612,540  645,040
 1,600,000.........   477,520  556,693  635,867  715,040  755,040  795,040
 1,900,000.........   567,520  661,693  755,867  850,040  897,540  945,040

      The salary and bonus of the Company's five most highly compensated executive officers are shown in the Summary Compensation Table. As of the end of 2000, Mr. Ridder had 39 years of service with the Company; Mr. Jones, 8; Mr. McComas, 31; Ms. Connors, 21; and Mr. Rossi, 13.

      No officer of the Company has an employment agreement. The Company has agreements with its executive officers, including those named in the Summary Compensation Table, that entitle each executive to receive a lump sum cash severance payment equal to three times the executive's annual salary and bonus if, after a change in control of the Company (as defined in the agreements), the Company terminates the executive's employment or the executive resigns because of a reduction in position, salary or benefits.

                    Performance of Knight Ridder Common Stock

      The following graph compares the cumulative total return on the Company's common stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

      The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. The S&P Publishing/Newspapers Index is comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company (until June 12, 2000) and Tribune Company, weighted by market capitalization. On June 12, 2000, the composition of the S&P Publishing/Newspapers Index changed as a result of Tribune Company's acquisition of The Times Mirror Company. The S&P advised us that, in accordance with its indexing practices, it removed The Times Mirror Company from the index on June 12, 2000 and prospectively re-weighted the remaining companies in the index by market capitalization. If The Times Mirror Company had been excluded from the S&P Publishing/Newspaper Index for all periods presented, the value of an initial $100 investment at the end of 1995 would have been $227.81 at December 31, 2000.

      The graph reflects the investment of $100 on December 31, 1995 in the Company's common stock, the S&P 500 Stock Index and the S&P
Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's common stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              KNIGHT-RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                               AND S&P 500 INDEX
                      DECEMBER 31, 1995 - DECEMBER 31, 2000

[GRAPHIC OMITTED]
[DATA BELOW WAS REPRESENTED AS A LINE CHART]

=======================================================================================
Value of Initial $100
Investment                      Dec-95    Dec-96    Dec-97    Dec-98   Dec-99  Dec-00
=======================================================================================
Knight-Ridder, Inc.            $100.00   $124.44   $172.26   $171.94  $203.72  $198.04
S&P 500                        $100.00   $122.96   $163.98   $210.85  $255.21  $231.98
S&P Publishing/Newspapers      $100.00   $127.14   $207.25   $214.51  $294.76  $253.15
---------------------------------------------------------------------------------------

                                  Other Matters

When are shareholder proposals for the 2002 Annual Meeting due?

      To be considered for inclusion in the proxy statement for the 2002 Annual Meeting, a shareholder proposal must be received at the Company's principal office no later than November 22, 2001. Such proposals should be addressed to Knight Ridder, 50 W. San Fernando Street, San Jose, California 95113, Attn:
Corporate Secretary. As described above, the Company's By-laws would require the Corporate Secretary to receive notice of all proposals by this date, whether or not they are included in the proxy statement. In the unlikely event any proposal received after this date was presented at the annual meeting, the proxyholders would be able to exercise discretionary authority to vote your shares on the proposal only to the extent authorized by Rule 14a-4(c) under the Exchange Act.

                                          By Order of the Board of Directors


                                          /s/ Polk Laffoon

                                          Polk Laffoon
                                          Vice President/Corporate Relations
                                          and Corporate Secretary

San Jose, California
March 22, 2001

                                   Appendix A

                               KNIGHT-RIDDER, INC.
                             AUDIT COMMITTEE CHARTER

      The Audit Committee shall consist of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Each member of the Audit Committee shall be, or will become within a reasonable period of time after appointment to the Committee, financially literate, and at least one member of the Audit Committee will have accounting or related financial management expertise, all as interpreted by the Board of Directors in its business judgment. The Audit Committee shall be responsible for assisting the Board of Directors in fulfilling its oversight responsibilities reviewing the Company's audit process, financial reporting function, systems of internal controls and compliance programs as follows:

(1) The Audit Committee recognizes that the independent auditors for the company are ultimately accountable to the Board of Directors and the Audit Committee of the Company, and that the Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. Accordingly, the Audit Committee shall recommend to the Board the yearly engagement of independent auditors for the Company, subject to shareholder ratification, and the discharge of such auditors when deemed necessary or desirable.

(2) The Audit Committee shall (i) review with the independent auditors the plans and fees of the independent auditors for all auditing services, and on an annual basis confirm the independence of the independent auditors, including reviewing each major non-audit service provided by them and the fees therefor; (ii) periodically obtain from the independent auditors a written statement delineating all relationships between the auditors and the Company; (iii) review with the independent auditors the nature and scope of any disclosed relationships or professional services that may impact the objectivity and independence of the independent auditors; and
      (iv) recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditors.

(3) The Audit Committee shall (i) review the objectivity of the internal audit function, satisfying itself that the internal auditing staff is protected from undue pressure and is provided with the independence necessary to work in compliance with recognized standards of internal auditing; (ii) review the historical and proposed activities of the internal audit department; (iii) approve the planned scope of internal audits, and any changes thereto; (iv) review and approve the staffing of the internal audit department, including the sufficiency of technical knowledge and adequacy of information systems auditing expertise; and (v) review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor.

(4) The Audit Committee shall inquire of management, the chief internal auditor and the independent auditors about significant financial risks to the Company and assess the steps management has taken to minimize such risks.

(5) The Audit Committee shall consider and review with the independent auditors and the chief internal auditor the adequacy of the Company's system of internal controls, and any related significant audit findings and recommendations, together with management's responses thereto.

(6) The Audit Committee or its Chairman (representing the entire Audit Committee) shall review the quarterly financial statements with financial management and the independent auditors prior to the filing of each Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Audit Committee by the independent auditors. The chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

(7) The Audit Committee shall review the financial statements contained in the Annual Report and Form 10-K with financial management and the independent auditors to determine that the independent auditors do not take exception to the disclosure and content of the financial statements. In connection with these activities, the Audit Committee shall review with management and the independent auditors the qualitative judgments on both the appropriateness and acceptability of accounting policies and principles and financial disclosure practices used or proposed to be adopted by the Company, and the independent auditors' reasoning in accepting or questioning significant estimates made by management. The Audit Committee shall also discuss any other matters required by applicable law and professional standards and practices to be communicated to the Audit Committee by the independent auditors.

(8) The Audit Committee shall prepare a report to be included in the Company's proxy statement in accordance with Securities and Exchange Commission requirements.

(9) The Audit Committee shall review with management, the chief internal auditor and the independent auditors the results of the Company's monitoring of compliance with the Code of Business Ethics and the yearly circularization of the statement of the Company's commitment to internal controls.

(10) The Audit Committee shall provide (i) both the independent and the internal auditors with access to the Board of Directors (through the Audit Committee of the Board) and (ii) at meetings of the Audit Committee, sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the auditors' evaluation of the Company's financial, accounting and auditing personnel as applicable, and the cooperation which the auditors received during the course of their audits.

(11) The Audit Committee shall conduct such investigations into matters within the general scope of the Audit Committee's responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board and shall retain independent counsel, accountants, or others to assist in the conduct of any investigation as the Audit Committee deems appropriate.

(12) The Audit Committee shall (i) meet at least twice per year and more frequently as circumstances require and report committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate, (ii) ask members of management or others to attend the Audit Committee meetings and provide pertinent information as necessary and (iii) prepare minutes of the Audit Committee meetings and ensure that they are filed with the Corporate Secretary.

(13) The Audit Committee shall (i) review the policy and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets; (ii) consider the results of any review of these areas by the internal or external auditors; and (iii) review annually, with the Chief Financial Officer, the results of the review of Officers' Travel and Entertainment Expenses.

(14) The Audit Committee shall ensure that the Company provides annual written affirmation to the NYSE regarding (i) any Board of Directors' determination regarding the independence of Audit Committee members; (ii) the financial literacy of Audit Committee members; (iii) the determination that at least one member of the Audit Committee has the requisite accounting or financial expertise; and (iv) the annual review of this charter.

Subject line: Official Notice of Knight Ridder Online Voting

To Our Knight Ridder Employee Shareholders:

Welcome to Internet voting for the Knight Ridder 2001 Annual Meeting, to be held at 9:30 a.m. Tuesday, April 24, at the Fairmont Hotel, 170 South Market St., San Jose, Calif.

We are asking you to give your proxy for your Knight Ridder shares by Internet.

In the past, you have received a proxy card in the mail, along with a proxy statement and an annual report. In an effort to reduce costs and facilitate voting, all of this material will be supplied electronically. Click here to see the proxy, [link to www.kri.com/investing/proxies/proxy2001.pdf]; click here to view the annual report. [link to www.kri.com/investing/ar00] Or, visit Knight Ridder's Web site, www.kri.com, choose Investing in Knight Ridder, then choose Annual Reports and Proxies.

If you wish to have a paper copy of these documents and/or a paper proxy card, contact the Knight Ridder proxy request line at 408-938-0288. Be sure to identify yourself as an employee shareholder, and leave your name, address and phone number and tell us what you wish to receive. It will be mailed to you.

To vote on the three items contained in the proxy, you will need to link to our electronic voting site at http://www.eproxy.com/kri/ and follow the instructions.

To do that, you will need to use your unique control number. Your control number is:
[    ]

User hint: You can highlight this number and cut and paste it into the appropriate field on the Web page.

If you receive more than one e-mail from us, your shares are probably registered in more than once account [for example, Employee Stock Purchase Plan and 401(k) shares.] Each will have its own control number; please vote in response to each e-mail to ensure that all your shares are voted.

Your vote is important to us. Please record your votes as soon as possible before April 24th. If you change your mind after voting, simply vote again: the tabulator will record your most recent instruction.

You may also vote your shares by telephone. To do so, call toll free on a touch tone phone 1-800-840-1208 - anytime and follow the recorded instructions. You will need the 11-digit control number shown above.

Thank you for your participation.

If you have any questions, call Polk Laffoon, vice president of corporate relations and corporate secretary, at 408-938-7838.

Please mark your votes as indicated in this example |X|

1. Election of directors for a term ending in 2004:

               FOR all nominees               WITHHOLD AUTHORITY
              listed to the right           to vote for all nominees
              (except as marked              listed to the right
               to the contrary)

                    |_|                              |_|

Nominees: 01 Kathleen Foley Feldstein, 02 Thomas P. Gerrity and 03 Gonzalo F. Valdes-Fauli

To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

--------------------------------------------------------------------------------

2. Ratify the appointment of Ernst & Young LLP

         FOR                       AGAINST                     ABSTAIN

         |_|                         |_|                         |_|

3. Shareholder proposal concerning nomination of candidates to the Board

         FOR                       AGAINST                     ABSTAIN

         |_|                         |_|                         |_|

I will attend the annual meeting in San Jose, California       YES |_|

I agree to access future proxy statements and annual reports
over the Internet.                                                 |_|

***IF YOU WISH TO VOTE BY TELEPHONE OR BY THE INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

Signature ___________________   Signature __________________    Date ___________

NOTE: Please sign exactly as your name or names appear(s), date and return this proxy card promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under signature(s).


--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                    Internet
                           http://www.eproxy.com/KRI

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot. Follow the simple instructions that appear on your computer screen.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    Telephone
                                 1-800-840-1208

Use any touch-tone telephone to vote your proxy toll free at no charge to you. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      Mail

              Mark, sign and date your proxy card and return it in
                      the enclosed postage-paid envelope.

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.
--------------------------------------------------------------------------------

You can view the Annual Report and Proxy Statement on the internet at: www.KRI.com (http://www.KRI.com)

                              KNIGHT-RIDDER, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Polk Laffoon and Gordon Yamate, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at the Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on April 24, 2001, and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR ITEMS 1 AND 2 AND AGAINST ITEM 3 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM
3.

                    (THIS PROXY IS CONTINUED ON REVERSE SIDE
     PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

             You can now access your Knight Ridder account online.

Access your Knight Ridder shareholder account online via Investor
ServiceDirect(SM) (ISD).

Mellon Investor Services LLC agent for Knight Ridder Shareholder Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

     o View account status              o View payment history for dividends
     o View certificate history         o Make address changes
     o View book-entry information      o Obtain a duplicate 1099 tax form
                                        o Establish/change your PIN

             Visit us on the web at http://www.mellon-investor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.

o SSN

o PIN

o Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

o SSN

o PIN

o Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o Certificate History

o Book-Entry Information

o Issue Certificate

o Payment History

o Address Change

o Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time

                               KNIGHT-RIDDER, INC
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Polk Laffoon and Gordon Yamate, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at the Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on April 24, 2001 and any adjournments thereof.

This proxy is solicited on behalf of the Board of Directors. If no direction is given, this proxy will be voted for the nominees for election, for Item 2 and against Item 3 and in the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote for all nominees, for Item 2 and against Item 3.

1. Election of directors for a term ending in 2004:

               FOR all nominees               WITHHOLD AUTHORITY
              listed to the right           to vote for all nominees
              (except as marked              listed to the right
               to the contrary)

                    |_|                              |_|

Nominees: 01 Kathleen Foley Feldstein
          02 Thomas P. Gerrity
          03 Gonzalo F. Valdes-Fauli

To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

--------------------------------------------------------------------------------

2. Ratify the appointment of Ernst & Young LLP

         FOR                       AGAINST                     ABSTAIN

         |_|                         |_|                         |_|

3. Shareholder proposal concerning nomination of candidates to the Board

         FOR                       AGAINST                     ABSTAIN

         |_|                         |_|                         |_|


The Walt Disney Company


   By:   ___________________________
   Name  ___________________________
   Title:___________________________


1,110,500 shares of Knight Ridder Series B Preferred Stock

A representative of The Walt Disney Company will attend the annual meeting in San Jose, California.

         YES                   NO
         |_|                   |_|

The Walt Disney Company agrees to access future proxy statements and annual reports over the Internet.

         YES                   NO
         |_|                   |_|

NOTE: Please sign exactly as your name or names appear(s) hereon. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under signature(s).